Exhibit 99.1
Protalix BioTherapeutics to Present at
UBS Global Life Sciences Conference
CARMIEL, Israel — September 19, 2007 — Protalix BioTherapeutics, Inc. (Amex: PLX), today announced that Dr. David Aviezer, its President and Chief Executive Officer, will present at the UBS Global Life Sciences Conference at the Grand Hyatt New York on Monday, September 24, 2007, at 9:30 a.m. EDT.
The Company’s presentation can be accessed live via webcast at http://events.streamx.us/us/event/eventdetails.aspx?id=ubs20070924. Following the live presentation, the archived webcast will be available for a period of 30 days.
About Protalix BioTherapeutics, Inc.
Protalix is a clinical stage biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based protein expression system, ProCellExTM. ProCellEx presents a proprietary method for the expression of recombinant proteins that Protalix believes is safe and scalable and will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix has initiated enrollment and treatment of patients in its pivotal phase III clinical trial of its lead product candidate, prGCD, for enzyme replacement therapy of Gaucher disease, a lysosomal storage disorder in humans. The final design of the pivotal phase III clinical trial is based on an agreement reached by Protalix with the United States Food and Drug Administration, through its Special Protocol Assessment (SPA). Protalix is also advancing additional recombinant biopharmaceutical drug development programs.
Safe Harbor Statement:
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies and products under development, the identification of lead compounds, the successful preclinical development of our products, the completion of clinical trials, the review process of the FDA, foreign regulatory bodies and other governmental regulation, and other factors described in our filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and we disclaim any obligation to update this information.
For additional information, contact Protalix BioTherapeutics at:
investors@protalix.com
AMEX IR Alliance for Protalix Biotherapeutics
Lee Roth / David Burke
212-896-1209 / 1258
lroth@kcsa.com / dburke@kcsa.com